UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 23, 2025

Dun & Bradstreet Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 1-39361

Delaware	83-2008699
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5335 Gate Parkway

Jacksonville, FL 32256

(Address of principal executive offices)

(904) 648-8006

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value	DNB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 23, 2025, Dun & Bradstreet Holdings, Inc., a Delaware corporation (the “Company” or “Dun & Bradstreet”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Denali Intermediate Holdings, Inc., a Delaware corporation (“Parent”), and Denali Buyer, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of investment funds managed by Clearlake Capital Group, L.P. (“Clearlake”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

The board of directors of the Company (the “Board”) has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair and in the best interests of the Company and its stockholders, and approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board also resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement and approve the Merger.

The Merger

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.0001 per share, of the Company (the “Shares” and each a “Share”) issued and outstanding immediately prior to the Effective Time (other than shares owned by (i) Parent or Merger Sub or any of their respective Subsidiaries, (ii) the Company as treasury stock (each such Share referred to in clauses (i) and (ii), an “Excluded Share” and, collectively, the “Excluded Shares”) and (iii) stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law), will be converted into the right to receive $9.15 per share in cash, without interest thereon (the “Merger Consideration”).

Treatment of Equity Awards

At the Effective Time, each outstanding equity award will be treated as follows:

•	Each outstanding option to purchase Shares (other than the rights to purchase Shares under the Company’s Employee Stock Purchase Plan) (a “Company Option”) that was granted under the Dun & Bradstreet 2020 Omnibus Incentive Plan (the “Company Stock Plan”), whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect. From and after the Effective Time, each Company Option will no longer be exercisable by the former holder thereof.

•	Each unvested restricted stock unit that is subject to timed-based or performance-based vesting conditions, other than restricted stock units held by a member of the Board other than the Chief Executive Officer (“CEO”), whether vested or unvested (such units held by a member of the Board, a “Director RSU” and, each such unvested restricted stock unit other than a Director RSU, an “Unvested Company RSU”) granted under the Company Stock Plan that is outstanding as of immediately prior to the Effective Time, will be assumed and converted into a restricted stock unit of common stock (the “Holdco Common Stock”) of the indirect parent of Parent (“Holdco”, and such restricted stock unit, a “Rollover RSU”), with the same time-based (only) vesting as the applicable Unvested Company RSU. The Rollover RSU will reflect the right to receive a number of shares of Holdco Common Stock equal to the number shares of Company Common Stock subject to the Unvested Company RSU multiplied by the Exchange Ratio. In addition, each Rollover RSU will remain entitled to all accumulated but unpaid dividend equivalent rights with respect to the corresponding Unvested Company RSU through the closing date of the Merger, with such amounts to be paid as, if and when such Rollover RSU vests. Each Unvested Company RSU so assumed and converted will otherwise remain subject to the terms and conditions of the Company Stock Plan and applicable award agreements (including any terms and conditions related to accelerated vesting upon a termination of employment following the Merger (“Accelerated RSU Terms”), with such Accelerated RSU Terms being extended through the life of the time-based vesting schedule applicable to the Rollover RSU), with such changes as are necessary to reflect that the Company Stock Plan will be administered and held by Holdco following the Effective Time; provided, however, that the Rollover RSUs will be amended to (i) following the date on which the applicable Rollover RSUs vest (or are otherwise required to be sold or converted into other securities), permit the holder thereof to sell to Holdco at any time the shares underlying such Rollover RSUs at a price per share equal to the Merger Consideration and (ii) permit Holdco to redeem the Rollover RSUs and the shares underlying such Rollover RSUs at any time at a price per share equal to the Merger Consideration (as the same may be adjusted to reflect the number of shares subject to the Rollover RSUs based on the Exchange Ratio as provided above). The terms provided above also apply to any other equity award into which the Rollover RSU may be converted.

•	Each vested restricted stock unit subject to time-based or performance-based vesting conditions other than a Director RSU (a “Vested Company RSU”) and each Director RSU granted under the Company Stock Plan outstanding as of immediately prior to the Effective Time, will terminate and be automatically cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (A) the sum of (i) the number of Shares underlying such Vested Company RSU or Director RSU, as applicable, multiplied by (ii) the Merger Consideration, plus (B) all accumulated but unpaid dividend equivalent rights with respect to such Vested Company RSU or Director RSU, as applicable (the “RSU Consideration”).

•	Each unvested Share subject to time-based or performance-based vesting, repurchase or other lapse restriction other than restricted stock held by a member of the Board other than the CEO, whether vested or unvested (such restricted stock held by a member of the Board, a “Director Restricted Stock Award” and, each such unvested restricted stock other than a Director Restricted Stock Award, the “Unvested Company Restricted Stock”) granted under the Company Stock Plan outstanding immediately prior to the Effective Time, will be assumed and converted into shares of Holdco Common Stock (the “Rollover Restricted Stock”), with the same time-based (only) vesting as the applicable Unvested Company Restricted Stock. The Rollover Restricted Stock will reflect the number of shares of Holdco Common Stock equal to the number shares of Company Common Stock subject to the Unvested Company Restricted Stock multiplied by the Exchange Ratio. In addition, each share of Rollover Restricted Stock will remain entitled to all accumulated but unpaid dividend equivalent rights with respect to the corresponding Unvested Company Restricted Stock through the closing date of the Merger, with such amounts to be paid as, if and when such Rollover Restricted Stock vests. Each share of Unvested Company Restricted Stock so assumed and converted will otherwise remain subject to the terms and conditions of the Company Stock Plan and applicable award agreements (including any terms and conditions related to accelerated vesting upon a termination of employment following the Merger (“Accelerated RS Terms”), with such Accelerated RS Terms being extended through the life of the time-based vesting schedule applicable to the Rollover Restricted Stock), with such changes as are necessary to reflect that the Company Stock Plan will be administered and held by Holdco following the Effective Time, provided, however, that the Rollover Restricted Stock will be amended to (i) following the date on which the applicable Rollover Restricted Stock vests (or is otherwise required to be sold or converted into other securities), permit the holder thereof to sell to Holdco at any time the shares underlying such Rollover Restricted Stock at a price per share equal to the Merger Consideration and (ii) permit Holdco to redeem the Rollover Restricted Stock at any time at a price per share equal to the Merger Consideration (as the same may be adjusted to reflect the number of shares subject to the Unvested Company Restricted Stock based on the Exchange Ratio as provided above). The terms provided above also apply to any other equity award into which the Unvested Company Restricted Stock may be converted.

•	Each vested Share subject to time-based or performance-based vesting, repurchase or other lapse restrictions other than a Director Restricted Stock Award (the “Vested Company Restricted Stock”) and each Director Restricted Stock Award granted under the Company Stock Plan outstanding immediately prior to the Effective Time, will be cancelled and converted automatically into the right to receive a lump sum cash payment in the amount equal to (A) the sum of (i) the number of shares of Vested Company Restricted Stock or Director Restricted Stock Award, as applicable, multiplied by (ii) the Merger Consideration, plus (B) all accumulated but unpaid dividend equivalent rights with respect to such Vested Company Restricted Stock or Director Restricted Stock Award, as applicable.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the Company with respect to, among other things, (i) entity organization, good standing and qualifications, (ii) capital structure, (iii) authorization to enter into the Merger Agreement, (iv) consents and approvals, (v) financial statements, (vi) absence of changes, (vii) litigation, (viii) undisclosed liabilities, (ix) employee benefits, (x) labor matters, (xi) compliance with laws and licenses, (xii) material contracts, (xiii) takeover statutes, (xiv) environmental matters, (xv) taxes, (xvi) intellectual property, (xvii) data privacy, (xviii) insurance, (xix) real property, (xx) affiliate transactions, (xxi) brokers, and (xxii) opinion of financial advisor. The Merger Agreement also contains customary representations and warranties of Parent and Merger Sub with respect to, among other things, (i) entity organization, good standing and qualification, (ii) ownership, (iii) authorization to enter into the Merger Agreement, (iv) consents and approvals, (v) litigation, (vi) brokers, (vii) financial ability, and (viii) solvency. The representations and warranties of the parties contained in the Merger Agreement will terminate and be of no further force and effect as of the closing of the transactions contemplated by the Merger Agreement. The representations and warranties made by the Company are qualified by disclosures made in disclosure schedules and its Securities and Exchange Commission (“SEC”) filings.

Covenants

The Merger Agreement contains covenants of the parties customary for a transaction of this type, including, among other things, covenants not to solicit alternative transactions during certain periods or to provide information or enter into discussions in connection with alternative transactions, subject to certain exceptions described below and to allow the Board to exercise its fiduciary duties in accordance with the Merger Agreement. The Company has also agreed not to declare or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any Shares.

During the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. Eastern Time on the date that is thirty (30) days following the date of the Merger Agreement (the “Go-Shop Period”), the Company and its representatives may solicit, initiate, knowingly encourage and knowingly facilitate any alternative acquisition proposal from third parties, participate in discussions and negotiations regarding any acquisition proposal and provide nonpublic information to any persons related to any acquisition proposal (pursuant to a confidentiality agreement with each such person which complies with the terms of the Merger Agreement). Following expiration of the Go-Shop Period and until the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, the Company will be subject to customary “no-shop” restrictions on its ability to solicit, initiate, knowingly encourage or knowingly facilitate any alternative acquisition proposals from third parties, participate in discussions or negotiations with such third parties regarding such alternative acquisition proposals or provide nonpublic information to such third parties, except that, until the date that is forty-five (45) days following the date of the Merger Agreement, the Company may continue solicitation of, or discussions or negotiations with, third parties engaged by the Company during the Go-Shop Period from whom a written acquisition proposal was received during the Go-Shop Period that the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to evaluate such alternative acquisition proposal would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable law (each such third party, an “Excluded Party”). In addition, the Company has agreed that, subject to certain exceptions, the Board will not withdraw its recommendation that the Company’s stockholders vote to adopt the Merger Agreement and approve the Merger.

Conditions to Closing

The parties’ respective obligations to consummate the Merger are subject to the satisfaction or waiver of customary conditions set forth in the Merger Agreement, including, among others: (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding Shares, (ii) the expiration of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain consents and approvals from governmental entities, (iii) the absence of any law or governmental order from any governmental entity of competent jurisdiction prohibiting the Merger, (iv) no Company Material Adverse Effect having occurred since the signing of the Merger Agreement and (v) certain other customary conditions relating to the parties’ representations and warranties in the Merger Agreement and the performance of their respective obligations, provided, that if the Marketing Period to facilitate Parent’s financing has not ended at the time of the satisfaction or waiver of the closing conditions (other than those conditions that by their terms are to be satisfied at closing), then the Closing shall occur instead on the earlier of one business day following the final day of the Marketing Period or any business day during the Marketing Period as may be specified by Parent on no less than two business days’ prior written notice to the Company.

Termination

The Merger Agreement contains certain customary termination rights for the Company and Parent, including (i) the right of the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, subject to specified limitations and requirements, and (ii) the right of Parent to terminate the Merger Agreement if the Board changes its recommendation that the Company’s stockholders vote to adopt the Merger Agreement and approve the Merger as described in the Merger Agreement. In addition to the foregoing termination rights and certain other termination rights set forth in the Merger Agreement, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by December 23, 2025 (the “Termination Date”); provided, that if as of the Termination Date all of the closing conditions, other than certain conditions related to obtaining antitrust and certain other consents and approvals from governmental entities, are satisfied or waived, or are capable of being satisfied at such time, the Termination Date shall automatically be extended until March 23, 2026. The Company additionally has the ability to terminate the Merger Agreement if all of Parent’s and Merger Sub’s conditions to closing have been satisfied or waived, Parent fails to consummate the Merger on the date on which the Closing should have occurred, the Company has irrevocably confirmed in writing to Parent that all conditions to the Closing have been satisfied or waived and the Company is prepared to consummate the Closing on the date of such written notice and throughout the immediately subsequent three business day period and Parent fails to consummate the Merger within three business days following receipt of such written notice.

Upon termination of the Merger Agreement under specified circumstances, including if (i) Parent terminates the Merger Agreement because the Board has changed its recommendation that the Company’s stockholders vote in favor of the Merger, (ii) Parent or the Company terminates for failure to obtain stockholder approval for the transaction and, prior to such termination, there was a willful breach of the “go shop” or “no shop” covenants in a manner that is material or (iii) the Company terminates the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company will be required to pay to Parent, within two business days after such termination in the case of clauses (i) or (ii) or prior to or concurrently with such termination in the case of clause (iii), a termination fee of $123.0 million (the “Company Termination Fee”); provided, that if the Company terminates the Merger Agreement pursuant to clause (iii) during the Go-Shop Period or to enter into an Alternative Acquisition Agreement with an Excluded Party, such fee shall instead be equal to $61.5 million.

Parent will be required to pay or cause to be paid to the Company a termination fee of $266.4 million, if the Merger Agreement is terminated under specified circumstances, including if the Company terminates the Merger Agreement because of either (i) a failure of Parent to consummate the Merger when required to or (ii) Parent’s or Merger Sub’s uncured breach of the Merger Agreement such that certain of the Company’s conditions to the Closing would not be satisfied.

Limited Guaranty

Concurrently with the execution of the Merger Agreement, investment funds managed by Clearlake (the “Buyer Funds”) entered into a limited guaranty (the “Limited Guaranty”) with the Company, pursuant to which each Buyer Fund has provided a limited guaranty with respect to the payment of its pro rata portion of the termination fee payable by Parent, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, in each case subject to the terms of the Merger Agreement and of such Limited Guaranty.

Financing Letters

Concurrently with the execution of the Merger Agreement, the Buyer Funds entered into an equity commitment letter (the “Equity Commitment Letter”) with Parent, pursuant to which the Buyer Funds agreed to provide an equity commitment to Parent in an aggregate amount of $2.3 billion.

Concurrently with the execution of the Merger Agreement, Parent directly or indirectly obtained from certain lenders providing debt financing commitments for a senior secured 364-day bridge facility in an aggregate principal amount of $5.75 billion to fund Parent’s payment obligations in respect of the transactions contemplated by the Merger Agreement and pay related fees and expenses.

The funding of such debt and equity commitments is subject to the satisfaction of customary closing conditions.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete, and is subject to and is qualified in its entirety by the terms and conditions of the Merger Agreement and any related agreements. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any other party to the Merger Agreement or any related agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the Merger Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto.

Voting and Support Agreement

Concurrently with the execution of the Merger Agreement on March 23, 2025, and as a condition and inducement to Parent and the Company’s willingness to enter into the Merger Agreement, the Company and Parent entered into a Voting and Support Agreement (the “Voting and Support Agreements”) with each of Cannae Holdings, Inc. (“Cannae”) and Thomas H. Lee Partners, L.P. (“THL” and, together with Cannae, the “Supporting Stockholders” and, individually, a “Supporting Stockholder”) with respect to Shares owned of record or beneficially by each Supporting Stockholder (collectively, the “Owned Shares”).

The Supporting Stockholders have agreed to vote all of their Owned Shares:

•	in favor of the Merger, the adoption of the Merger Agreement, each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement; and

•	against any action or agreement that could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

In the event the Board changes its recommendation that the Company’s stockholders vote to adopt the Merger Agreement and approve the Merger, each Supporting Stockholder may vote its shares with respect to the above matters in any manner it chooses.

In addition, each Supporting Stockholder has agreed not to take certain actions, including (i) tendering any Owned Shares into any tender or exchange offer, (ii) transferring any Owned Shares (subject to certain exceptions), (iii) granting any proxies or powers of attorney or (iv) taking any action that would make any representation or warranty of such Supporting Stockholder contained in the Voting and Support Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Supporting Stockholder from performing its obligations under the Voting and Support Agreement in any material respect.

The Voting and Support Agreements will terminate upon the earliest to occur of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of each Voting and Support Agreement does not purport to be complete and is subject to, and is qualified in its entirety by the terms and conditions of each such Voting and Support Agreement, copies of which are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2 hereto and are incorporated by reference herein, and the foregoing description of each Voting and Support Agreement is qualified in its entirety by reference thereto, respectively.

Item 7.01 Regulation FD Disclosure.

On March 24, 2025, the Company and Parent issued a joint press release announcing that they have entered into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information provided under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and is not deemed to be “filed” with the SEC for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to this Current Report on Form 8-K in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated March 23, 2025, by and among Dun & Bradstreet Holdings, Inc., Denali Intermediate Holdings, Inc. and Denali Buyer, Inc.
10.1	Voting Agreement, dated March 23, 2025, by and among Dun & Bradstreet Holdings, Inc., Denali Intermediate Holdings, Inc. and Cannae Holdings, Inc.
10.2	Voting Agreement, dated March 23, 2025, by and among Dun & Bradstreet Holdings, Inc., Denali Intermediate Holdings, Inc. and Thomas H. Lee Partners.
99.1	Joint Press Release, dated March 24, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Schedules have been omitted pursuant to Item 601(a)(5) and Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, for any schedules so furnished.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the effects of the proposed acquisition of Dun & Bradstreet by an affiliate of investment funds managed by Clearlake. Forward-looking statements are based on Dun & Bradstreet’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “predicts,” “potential,” “expects,” “may,” “could,” “might,” “likely,” “will,” “should” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. It is not possible to predict or identify all risk factors. Consequently, the risks and uncertainties listed below should not be considered a complete discussion of all of our potential trends, risks and uncertainties and, except as required by law, we undertake no obligation to make any revisions to any forward-looking statements contained in this communication or to update them to reflect events or circumstances occurring after the date of this communication, whether as a result of new information, future events/developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; (iii) risks related to disruption of management’s attention from our ongoing business operations due to the proposed merger; (iv) the effect of the announcement of the proposed merger on our relationships with our customers, operating results and business generally; (v) the risk that the proposed merger will not be consummated in a timely manner; (vi) our ability to implement and execute our strategic plans to transform the business; (vii) our ability to develop or sell solutions in a timely manner or maintain client relationships; (viii) competition for our solutions; (ix) harm to our brand and reputation; (x) unfavorable global economic conditions including, but not limited to, volatility in interest rates, foreign currency markets, inflation, and supply chain disruptions; (xi) risks associated with operating and expanding internationally; (xii) failure to prevent cybersecurity incidents or the perception that confidential information is not secure; (xiii) failure in the integrity of our data or systems; (xiv) system failures and personnel disruptions, which could delay the delivery of our solutions to our clients; (xv) loss of access to data sources or ability to transfer data across the data sources in markets where we operate; (xvi) failure of our software vendors and network and cloud providers to perform as expected or if our relationship is terminated; (xvii) loss or diminution of one or more of our key clients, business partners or government contracts; (xviii) dependence on strategic alliances, joint ventures and acquisitions to grow our business; (xix) our ability to protect our intellectual property adequately or cost-effectively; (xx) claims for intellectual property infringement; (xxi) interruptions, delays or outages to subscription or payment processing platforms; (xxii) risks related to acquiring and integrating businesses and divestitures of existing businesses; (xxiii) our ability to retain members of the senior leadership team and attract and retain skilled employees; (xxiv) risks related to changes in the political and legislative landscape in which we operate (including as a result of changes in domestic and international governments and policies) and potential corporate tax reform, and our ability to adapt to those changes as well as adaptation by our key customers and suppliers; (xxv) risks related to registration and other rights held by certain of our largest stockholders; (xxvi) an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event, including the global economic uncertainty and measures taken in response; (xxvii) the potential for political, social, or economic unrest, terrorism, hostilities or war, including increased economic uncertainty related to the ongoing conflict between Russia and Ukraine, the conflict in the Middle East, and associated trends in macroeconomic conditions, and (xxviii) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements” and other sections of our Annual Report on Form 10-K filed with the SEC on February 21, 2025.

No Offer or Solicitation; Additional Information and Where to Find It

This Current Report on Form 8-K is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed merger, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A to be filed with the SEC (the “Proxy Statement”). This Current Report on Form 8-K is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and the Company’s other filings with the SEC also will be available free of charge on the Company’s website at https://investor.dnb.com/financials/sec-filings/default.aspx.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from stockholders in connection with the proposed merger. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement on Schedule 14A for its 2024 annual meeting of stockholders, filed with the SEC on April 25, 2024 (the “2024 Definitive Proxy”), which is available here. Please refer to the sections captioned “Executive Compensation” and “Security Ownership of Certain Beneficial Owners” in the 2024 Definitive Proxy. To the extent that certain Company participants or their affiliates have acquired or disposed of security holdings since the “as of” date disclosed in the 2024 Definitive Proxy, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedules 13D filed with the SEC, which are available at: https://www.sec.gov/cgi-bin/browse-edgar?CIK=0001799208&owner=exclude. Such filings and the 2024 Definitive Proxy are available free of charge on the Company’s website at https://investor.dnb.com/financials/sec-filings/default.aspx or through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the proposed merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2025	DUN & BRADSTREET HOLDINGS, INC. By: /s/ Joe A. Reinhardt, III Name: Joe A. Reinhardt, III Title: Chief Legal Officer

11